Exhibit 99.1

News Corporation
___________________________________________________________________________________

N E W S R E L E A S E
___________________________________________________________________________________

For Immediate Release
Contacts - Investor Relations: Reed Nolte 212-852-7092
Press: Jack Horner 212-852-7952

News America Incorporated Extends Exchange Offer with Respect to 4.50% Senior Notes due 2021 and 6.15% Senior Notes due 2041

__________________________________________

NEW YORK, NY, August 2, 2011 - News America Incorporated (the "Company") today announced that it has extended until August 19, 2011 at 5:00 p.m., New York City time, the expiration date of its offer to exchange (i) up to $1,000,000,000 of its 4.50% Senior Notes due 2021 for an equal amount of its privately placed 4.50% Senior Notes due 2021 (CUSIP Nos. 652482BZ2 and U65249AW1) issued on February 16, 2011 (the "2021 Original Notes") and (ii) up to $1,500,000,000 of its 6.15% Senior Notes due 2041 for an equal amount of its privately placed 6.15% Senior Notes due 2041 (CUSIP Nos. 652482CC2 and U65249AX9) issued on February 16, 2011 (the "2041 Original Notes"). The exchange offer had been scheduled to expire at 5:00 p.m., New York City time, on August 9, 2011. As of 5:00 p.m., New York City time, on August 1, 2011, approximately $79,955,000 in aggregate principle amount of the 2021 Original Notes and approximately $112,058,000 in aggregate principle amount of the 2041 Original Notes had been tendered and not withdrawn.

The terms of the exchange offer and other information relating to the Company are set forth in the prospectus dated July 12, 2011. Copies of the prospectus and the related letter of transmittal may be obtained from The Bank of New York Mellon, which is serving as the exchange agent for the exchange offer. The Bank of New York Mellon's address, telephone and facsimile number are as follows:

The Bank of New York Mellon
c/o The Bank of New York Mellon Corporation
Corporate Trust Operations - Reorganization Unit
101 Barclay Street - Floor 7 East
New York, New York 10286
Telephone: (212) 815-3687
Fax: (212) 298-1915

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of an appropriate prospectus.

News America Incorporated, an indirect 100% owned subsidiary of News Corporation, is an operating company and holding company, which, together with its subsidiaries, operates in a number of industry segments.

News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) had total assets as of March 31, 2011 of approximately US$60 billion and total annual revenues of approximately US$33 billion. News Corporation is a diversified global media company with operations in six industry segments: cable network programming; filmed entertainment; television; direct broadcast satellite television; publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and Latin America.